EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 29, 2026 (the “Effective Date”) by and between iAnthus Capital Management, LLC, including iAnthus Capital Holdings, Inc. and all of its subsidiaries (the “Company”), and Jason Ware, an individual (“Executive”) (the Company and Executive each a “Party” and, collectively, the “Parties”).

W I T N E S E T H:

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Company agrees to employ Executive, and Executive accepts employment with the Company, on the terms and conditions set forth in this Agreement, to which the Parties agree as follows:

1.
Term Of Agreement. Executive’s employment under this Agreement will commence on the Effective Date and will continue until terminated by either Party. The effective date of any termination of Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time commencing on the Effective Date and ending on the Termination Date is hereinafter referred to as the “Term”. Effective upon the Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 16(b) hereof, and Executive shall immediately resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise agreed to by the Company and Executive. For the avoidance of doubt, Executive’s employment is at-will, and either Executive or the Company may terminate Executive’s employment hereunder any time, for any or no reason, without advance notice (except for any notice required under Section 4 below).
2.
Duties During Employment. Executive is being hired under this Agreement to perform services as follows:
(a)
Title and Reporting. Executive’s title shall be Chief Financial Officer. Executive shall report directly to the Chief Executive Officer (“CEO”).
(b)
Responsibilities. Executive’s duties and responsibilities shall include responsibilities commensurate with the goals and objectives agreed upon with Executive on a regular basis; and such other duties and responsibilities as may be assigned or delegated to Executive from time to time by the CEO (the “Services”). Executive shall comply with all federal, state and local laws, rules and regulations in the performance of Executive’s duties under this Agreement.
(c)
Primary Work Location. Executive’s principal place of employment with the Company will be in Columbus, Ohio; provided that Executive acknowledges and agrees that Executive will be required to travel as necessary for business purposes.
(d)
Devotion of Time and Efforts. During the Term, Executive agrees to faithfully, diligently, and to the best of Executive’s ability, devote Executive’s entire business time and best efforts, energies, skills and experience to the discharge of Executive’s duties and responsibilities hereunder. During the Term, Executive will not take any other employment or be involved in any other business for remuneration which is competitive with, or would otherwise conflict with, Executive’s employment with the Company. During the Term, Executive shall not be involved in any activities which would prevent Executive from devoting Executive’s entire business time to the requirements of Executive’s position at the

Company without Company’s prior written consent, and which are competitive with, or would otherwise conflict with, Executive’s employment with the Company; provided, however, Company may continue any existing board, advisory or civil roles disclosed to the Company prior to the Effective Date without further consent.
(e)
Conditions of Employment. Executive acknowledges and agrees that Executive’s employment is conditioned upon, and will continue to be conditioned upon, satisfactory results of a criminal record and past employment background check, including any background checks necessary to satisfy any legal or regulatory requirements. Executive further acknowledges and agrees that Executive’s employment is conditioned upon Executive abiding by all then-current Company personnel policies and practices, refraining from any form of harassment or discrimination, and cooperating with other employees and customers/clients of the Company in a professional manner. In addition, and in accordance with the Company’s policies and federal and state law, Executive’s employment is conditioned upon, and will continue to be conditioned upon, Executive’s successful completion of all requirements to establish the legal right to work in the United States.
3.
Compensation and Benefits.
(a)
Salary. Executive’s annual base salary during the Term shall be Three Hundred Twenty Five Thousand Dollars and No Cents ($325,000.00) per annum (“Base Salary”), which gross sum shall be paid to Executive less statutory withholding taxes and required deductions. Executive shall be paid in accordance with the Company’s standard payroll practices, but not less frequently than monthly. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Board”) of the Company in accordance with the Company’s policies as from time to time in effect and may be increased, but not decreased below the annual rate stated in the first sentence of this Section 3(a).
(b)
Restricted Stock Units. Within five (5) business days after the Effective Date (the “Grant Date”), Executive shall receive a grant of restricted stock units (the “RSU Award”) with respect to common shares (“Shares”) of iAnthus Capital Holdings, Inc. (“Holdings”) pursuant to Holdings’ Amended and Restated Omnibus Incentive Plan (the “Plan”) and an individual award agreement (together with the Plan, the “Equity Documents”) with an aggregate fair market value (based on the closing public market price per Share on the Grant Date) equal to Three Hundred Thousand Dollars ($300,000.00). The RSU Award will be subject to all of the terms and conditions of the governing Equity Documents, which will provide, among other things, that the RSU Award will vest in three (3) equal annual installments on the first three (3) anniversaries of the Grant Date of the RSU Award and be contingent on Executive’s continued employment with the Company through each vesting date. Notwithstanding anything herein to the contrary, in the event of any conflict between any term of this Agreement and any term of the Equity Documents with respect to the RSU Awards, the Equity Documents will prevail.
(c)
Annual Bonus. In addition to Executive’s Base Salary, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). Executive’s target Annual Bonus shall be fifty percent (50%) of the Base Salary (the “Target Bonus”), with the Target Bonus having a minimum of zero percent (0%) and a maximum of two hundred percent (200%), based on performance metrics, including the Company’s financial performance (including EBITDA of the Company) and Executive’s performance; provided, however, one hundred thousand dollars ($100,000.00) of the Target Bonus (the “Guaranteed Target Bonus”) is guaranteed for Executive’s first year of employment. To be eligible to receive the Target Bonus, Executive must be actively employed by the Company on the Target Bonus payout date. Notwithstanding the foregoing, Executive will be eligible to receive the Guaranteed Target Bonus in the event the Company terminates the Executive without Cause at any time during the first year of Executive’s employment, regardless of whether Executive is actively employed on the Guaranteed Target Bonus payout date. Executive’s Target Bonus for 2026, including the Guaranteed Target Bonus, shall be payable on or around April 15, 2027. The applicable performance criteria of the Company and Executive for achieving a Target Bonus shall be established and agreed upon annually by the Company and Executive.
(d)
Benefits. During the Term, to the extent eligible under the applicable plans and programs, Executive and Executive’s family shall be eligible to participate in the Company’s medical, dental, and vision plan and in such other plans and programs made available to employees of the Company generally, subject to all of the terms and conditions (including eligibility requirements) of such plans. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.
(e)
Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the Company's paid time off policies as in effect from time to time, provided that paid time off shall not be less than twenty-one (21) days in any calendar year during the Term. Any paid time off shall be taken at the reasonable and mutual convenience of the Company and Executive.
(f)
Business Expenses. The Company will reimburse Executive for all reasonable expenses incurred by Executive during the Term in the performance of Executive’s duties under the Agreement, in accordance with the Company’s standard reimbursement policies. Executive further agrees to comply with the Company’s reimbursement procedures and with the conditions for reimbursements as required by the Internal Revenue Code and the rules and regulations thereunder in connection with the incurring and reporting of business expenses.
(g)
Compensation in Connection with a Change of Control. Upon the consummation of a Change of Control, either during the Term or within twelve (12) months after the Company terminates Executive’s employment without Cause, or Executive terminates Executive’s employment with Good Reason, the Company (or its successor) shall pay or provide Executive with the following payments and benefits:
(i)
Payment of all accrued and unpaid Base Salary (and the amount of any unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date, which shall be paid within ten (10) days of the Termination Date, or earlier if required by applicable law;
(ii)
Subject to the Executive executing the General Release (as defined herein) and other customary conditions, (1) a cash payment equal to the sum of: (x) one hundred and fifty percent (150%) of Executive’s then-current Base Salary, and (y) the amount of any Target Bonus actually paid to Executive in the twelve (12) months preceding such Change of Control (collectively, the “Change of Control Payment”), which will be paid in one lump sum on the Company’s first regularly scheduled payroll date next following the thirtieth (30th) calendar day after the date of such consummation (the “Change of Control Date”); and (2) the acceleration of vesting of the RSU Award (to the extent then unvested); and
(iii)
If Executive elects COBRA coverage under the Company’s group health plan, the Company shall pay Executive’s COBRA premiums for such coverage for the shorter of (1) eighteen (18) months following the Termination Date; and (2) the date on which Executive accepts new employment that offers Executive medical benefits (and Executive agrees to promptly notify the Company in writing of such event).
(iv)
For purposes of this Agreement, including this Section 3(h), the following terms shall have the following meanings:

(1)
The term “Change of Control” means:
a.
any individual, entity or group of individuals or entities acting jointly or in concert (other than Holdings, its affiliates or an employee benefit plan or trust maintained by Holdings or its affiliates, or any corporation owned, directly or indirectly, by the shareholders of Holdings in substantially the same proportions as their ownership of shares of Holdings) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of Holdings’ then outstanding securities (excluding any person who becomes such a beneficial owner in connection with a transaction described in paragraph (2) below);
b.
the consummation of a merger or consolidation of Holdings or any direct or indirect affiliate of Holdings with any other corporation, other than a merger or consolidation which would result in the voting securities of Holdings outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of Holdings or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Holdings (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (1) of this definition) acquires more than 50% of the combined voting power of Holdings’ then outstanding securities shall not constitute a Change of Control of Holdings;
c.
a complete liquidation or dissolution of Holdings or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Holdings; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of Holdings at the time of the sale; or
d.
a majority of the directors elected at any annual or extraordinary general meeting of shareholders of Holdings are not individuals nominated by Holdings’ then-incumbent Board of Directors.
(2)
The term “affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.
(3)
The term “person” includes an individual, partnership, joint venture, body corporate, trust or other entity or any other form of enterprise or business organization.
4.
Termination of Agreement
(a)
Termination For Cause. The Company shall be entitled to terminate this Agreement and Executive’s employment immediately and without notice for “Cause”. Termination for “Cause” shall mean termination based upon: (i) the failure by Executive to follow directions of the CEO or the Board in the handling of material matters which are consistent with Executive’s position; (ii) the engagement by Executive in conduct which is injurious to the Company, monetarily or otherwise, including, but not limited to, the disclosure by Executive of Confidential Information or Trade Secrets (as defined below), or in conduct which is inconsistent with Executive’s responsibilities set forth in Section 2(b) or constitutes a breach of Executive’s fiduciary duties to the Company; (iii) Executive’s indictment for, a conviction of, a plea of nolo contendere to, or a guilty plea or confession to, an act of fraud, misappropriation or embezzlement or to a felony; (iv) a material violation of the Company’s employment policies, including but not limited to policies relating to sexual harassment and/or hostile work environment harassment; (v) a material breach by Executive of this Agreement; or (vi) Executive’s willful failure or refusal to perform or gross neglect in the performance of Executive’s duties or responsibilities hereunder. Prior to termination under subparagraphs (i), (ii), (iv), (v) or (vi) above, the Company will provide Executive with written notice of any act or omission it believes constitutes Cause for termination, including stating the reasons for such belief, and Executive shall have thirty (30) days to cure and/or to present Executive’s position regarding the matter. In the event of termination of Executive by the Company for Cause, the Company shall have no obligation to pay Executive anything other than any accrued and unpaid Base Salary (and the amount of the unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date (which will be paid within ten (10) days after the Termination Date, or earlier if required by applicable law), and any unvested RSU Awards then held by Executive shall terminate and be of no further force and effect. In addition, the Company shall provide Executive with any benefit continuation rights as required by law. A termination for Cause will be effective upon the Company’s delivery to Executive of a written notice advising Executive of Executive’s termination, provided that a termination for Cause under subparagraphs (i), (ii), (iv), (v) or (vi), in circumstances where thirty (30) calendar days’ advance written notice has been given, will be effective on the thirty-first (31st) calendar day after Executive’s receipt of said notice if the conduct constituting Cause has not, in the Company’s reasonable opinion, been corrected by Executive.

(b)
Termination In The Event Of Executive’s Disability. If, as a result of the incapacity of Executive due to physical or mental illness as determined by the Board, Executive is unable to perform substantially and continuously the duties assigned to Executive hereunder for a period of one hundred twenty (120) days or more, with or without a reasonable accommodation being made by the Company, and compliance by the Company with all applicable statutes, if any, the Company may terminate this Agreement and Executive’s employment for “Disability,” upon twenty-one (21) calendar days’ notice. In said event, the Company shall be required to pay Executive all accrued and unpaid Base Salary (and the amount of the unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date (which will be paid within ten (10) days after the Termination Date, or earlier if required by applicable law), and all RSU Awards (to the extent then unvested) then held by Executive shall be accelerated and become fully vested on the Termination Date. In addition, the Company shall provide Executive and Executive’s dependents with any benefit continuation rights as required by law.
(c)
Termination In The Event Of Executive’s Death. This Agreement shall terminate immediately upon the death of Executive. In said event, the Company shall be required to pay Executive’s estate all accrued and unpaid Base Salary (and the amount of the unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date (which will be paid within ten (10) days after the Termination Date, or earlier if required by applicable law), and all RSU Awards (to the extent then unvested) then held by Executive shall be accelerated and become fully vested on the Termination Date. In addition, the Company shall provide Executive’s dependents with any benefit continuation rights as required by law.
(d)
Termination By Executive Without Good Reason. Should Executive resign or otherwise leave Executive’s employment with the Company during the Term other than for “Good Reason” (as defined in Section 4(e) below), Executive must provide the Company with thirty (30) days’ advance written notice (“Transition Notice”). In the event of such resignation, the Company shall be required to pay Executive all accrued and unpaid Base Salary (and the amount of the unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date (which will be paid within ten (10) days after the Termination Date, or earlier if required by applicable law), and any unvested RSU Awards then held by Executive shall terminate and be of no further force and effect. Should the Company choose to release Executive during the Transition Notice period, it shall continue to pay or provide to Executive Executive’s Base Salary and other benefits for the remainder of the Transition Notice period, and any RSU Awards then held by Executive shall continue to vest during the remainder of the Transition Notice period in accordance with their terms, but the Company shall have no further obligations to Executive thereafter. In addition, the Company shall provide Executive with any benefit continuation rights as required by law.
(e)
Termination By Executive For Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, responsibilities or duties without Executive’s consent; or (iii) any material breach by the Company of any provision of this Agreement which is not under Executive’s control. In order to terminate for Good Reason, Executive must provide the Company, within ninety (90) days of the day that he discovers the existence of the applicable condition described above, with thirty (30) days’ written notice of the existence of such applicable condition, and Executive’s intention to terminate Executive’s employment for Good Reason on that basis. The Company shall have the right to cure such alleged condition within this thirty (30) day cure period and, if such condition is cured, Executive’s notice of termination for Good Reason shall be deemed rescinded, or, if such condition is not cured, Executive’s employment shall terminate for Good Reason on the last day of the Company’s thirty (30) day cure period.
(f)
Termination By The Company Without Cause. The Company shall be entitled to terminate this Agreement and Executive’s employment without Cause immediately without advance notice, except as otherwise provided in Section 4(a).
(g)
Effect of Termination By The Company Without Cause Or By Executive For Good Reason. In the event the Company terminates Executive’s employment without Cause, or Executive terminates Executive’s employment with the Company for Good Reason, the Company shall pay or provide Executive with the following payments and/or benefits:
(i)
Any accrued and unpaid Base Salary (and the amount of the unreimbursed business expenses incurred by Executive and otherwise reimbursable under this Agreement) through the Termination Date, which will be paid within ten (10) days after the Termination Date, or earlier if required by applicable law.
(ii)
A cash payment equal to one hundred percent (100%) of the Executive’s then-current Base Salary; provided, however, if such Termination Date is less than one hundred eighty (180) days after a Change of Control has occurred, then this paragraph (ii) shall have no application. The Severance Payment shall be paid in equal monthly installments on regular Company pay days over a period of twelve (12) months following the Termination Date; and
(iii)
The RSU Award (to the extent then unvested) shall be accelerated and becomes fully vested on the Termination Date;
(iv)
If Executive elects COBRA coverage under the Company’s group health plan, the Company shall pay Executive’s COBRA premiums for such coverage for the shorter of (1) twelve (12) months following the Termination Date and (2) the date on which Executive accepts new employment that offers Executive medical benefits (and Executive agrees to promptly notify the Company in writing in such event).

In order to earn and receive the payments and benefits described in Sections 4(g) above, Executive must (a) timely sign, and not subsequently revoke, a separation agreement including a general release of all claims against the Company and its officers, representatives and employees and a covenant not to sue, in a form then provided by the Company (the “General Release”), and such General Release must become effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, (b) continue to comply with this Agreement in accordance with its terms (including, without limitation, Sections 5 through 8 below) and with any other applicable restrictive covenants in favor of the Company or its affiliates, and (c) at the discretion of the Company, either continue to work for the Company for a reasonable transition period and/or provide reasonable outside transition assistance as requested for ninety (90) days after the Termination Date. The severance payment shall be subject to all required statutory withholdings and deductions. Executive acknowledges that the severance benefits detailed herein (or notice payments as specified in other paragraphs of this Agreement) are further and valid consideration for Executive’s covenants not to: (i) disclose Confidential Information or Trade Secrets, as defined in Section 5(a) and restricted in Section 5(c) below; (ii) solicit the Company’s customers, as defined and provided for in Section 6 below; (iii) solicit the Company’s employees, contractors, consultants, and vendors, as defined and provided for in Section 7 below; (iv) defame the Company or its employees, officers and representatives, as provided for in Section 8 below; or (v) compete with the Company or its affiliates, as provided for in Section 9 below.

5.
Confidential Information.
(a)
Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and learn various forms of Confidential Information and Trade Secrets, which are the property of the Company. Confidential Information, for purposes hereof, is information relating to the Company, its business, products, services, customers, vendors, and employees, that is not generally known to competitors of the Company or the public, and the unauthorized acquisition, disclosure, or use of which may result in substantial harm to the Company. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, research and development projects, investigations, experiments, new business development, sketches, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, algorithms, and computer models; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the Company’s customers, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the financial arrangements between the Company and such customers, specific customer needs and requirements, and leads and referrals to prospective customers; (iv) vendor information, such as the identity of the Company’s vendors, their names and addresses, the names of representatives of the Company’s vendors responsible for entering into contracts with the Company, the financial arrangements between the Company and such vendors, specific vendor needs and requirements, and leads and referrals to prospective vendors; and (v) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities (information in this item “v” is referred to as “Personnel Information”). Trade Secrets are items of Confidential Information that meet the requirements of applicable federal or state trade secret law. Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.
(b)
Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at great effort and expense. Executive further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information or Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.
(c)
Accordingly, Executive agrees, except as specifically required in the performance of Executive’s duties on behalf of the Company or with prior written authorization of the Board of the Company, that Executive will not, while associated with the Company and thereafter, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information or Trade Secrets. Nothing contained in this Agreement is intended to prohibit Executive from discussing Personnel Information with other employees, or with third parties who are not competitors of the Company. Additionally, nothing contained in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands and acknowledges that nothing in this agreement prohibits Executive from disclosing or discussing Executive’s compensation or working conditions with anyone, nor does it prohibit Executive from reporting to a governmental authority anything that Executive suspects may be a violation of law or unsafe working condition, nor does it prohibit Executive from disclosing or discussing any information governed by the National Labor Relations Act. Executive further understands and acknowledges that nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
(d)
Executive recognizes that the Company has received and in the future will receive information from third parties which is private or confidential information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees, during the term of Executive’s employment and thereafter, to hold all such private or confidential information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement(s) with such third party(s) and except as required by law (subject to providing the Company with an opportunity to seek a protective order or other such remedy).
(e)
Executive further agrees that Executive has not brought and will not bring to the Company, or use or disclose in the performance of Executive’s responsibilities for the Company’s benefit, or induce the Company to use, any equipment, supplies, facility, electronic media, software, trade secrets, or confidential information or property belonging to any former employer or other third party.
6.
Non-Solicitation of Clients.
(a)
Executive acknowledges and agrees that solely by reason of employment by the Company, Executive has and will come into contact with some, most or all of the clients and prospective clients of the Company and its affiliates, and will have access to Trade Secrets regarding such clients and prospective clients.
(b)
Consequently, Executive covenants and agrees that during Executive’s employment with the Company and for the twelve (12) month period commencing on the Termination Date

(except on behalf of the Company) Executive will not directly or indirectly service or solicit clients or prospective clients of the Company and/or its affiliates for the purpose of selling any products and services.
7.
Non-Solicitation of Employees, Contractors, Consultants and Vendors.
(a)
Executive acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees, contractors, consultants, and vendors of the Company and/or its affiliates, Executive has and will come into contact with employees, contractors, consultants, and vendors of the Company and/or its affiliates.
(b)
Accordingly, Executive covenants and agrees that, during Executive’s employment with the Company and for the twelve (12) month period thereafter commencing on the Termination Date, Executive shall not, either on Executive’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee, contractor, consultant, or vendor of the Company and/or its affiliates to leave employment with or service to the Company and/or its affiliates, or diminish their services to the Company and/or its affiliates.
8.
Non-Defamation. Executive and the Company agree that for so long as Executive is employed by the Company and for a period of twenty-four (24) months after such employment ends, whether voluntarily or involuntarily, neither Executive nor Company shall disparage or maliciously defame the other or its affiliates, officers, directors, managers, employees, shareholders, agents, products, or services in any manner likely to be harmful to it or them or its or their business or business reputation. This paragraph shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Executive acknowledges and agrees that any breach of this non-defamation provision shall be deemed a material breach of this Agreement.
9.
Non-Competition. Executive covenants and agrees that, during Executive’s employment with the Company and for the twelve (12) month period thereafter commencing on the Termination Date, Executive shall not for any reason, directly or indirectly, be an owner of, or involved in the management or operations of, or be employment by, or affiliated as an independent contractor or on any other basis with a Competitive Business. For purposes of this Agreement, “Competitive Business” means any person or entity which is in the business of growing, producing, extracting and selling cannabis products in multiple states. For the avoidance of doubt, the term “Competitive Business” is meant to specifically include publicly-traded and privately-held multi-state operators with which the Company is commonly grouped by industry analysts.

10.
Inventions, Patents and Copyrights
(a)
Assignments. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, from the date Executive’s employment with the Company commenced until Executive’s cessation of employment with the Company (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively referred to as “Intellectual Property Rights”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)
Maintenance of Records

. Executive agrees to keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c)
Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any Intellectual Property Rights appurtenant thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions and any Intellectual Property Rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by Executive.
11.
Enforcement. Executive understands and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations in Sections 5, 6, 7, 8, 9, and 10 and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, in the event of any breach or anticipatory breach of this Agreement by Executive, the parties agree that the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction. In addition, in the event of any breach or anticipatory breach of this Agreement by Executive, any grant of temporary, preliminary, or permanent injunctive relief, against Executive, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the Parties agree that the Company shall be entitled to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company in defending or seeking to enforce the provisions of this Agreement, in addition to any remedies otherwise available to it at law or equity. Company understands and agrees that Executive will suffer irreparable harm in the event that Company breaches any of Company’s obligations in Section 8 and that monetary damages will be inadequate to compensate Executive for such breach. Accordingly, in the event of any breach or anticipatory breach of Section 8 of this Agreement by Company, the Parties agree that Executive shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Company hereby consents to the issuance thereof forthwith by any court of competent jurisdiction. In addition, in the event of any breach or anticipatory breach of Section 8 of this Agreement by Company, any grant of temporary, preliminary, or permanent injunctive relief, against Company, or Company’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the Parties agree that Executive shall be entitled to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by Executive in defending or seeking to enforce Section 8 of this Agreement, in addition to any remedies otherwise available to it at law or equity.
12.
Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings.
13.
Section 409A.
(a)
Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A, except to the extent that it results from a breach by the Company of this Section 13 or any other provision of this Agreement.
(b)
Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” subject to Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(d)
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to Executive’s “termination”, “termination of employment” or like terms will mean Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.
(e)
Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s separation from service, Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.
14.
Governing Law and Arbitration. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of law rules. The Parties acknowledge they had sufficient opportunity to consult with legal counsel of their choosing regarding the meaning and effect of this Agreement and its rights and liabilities under it prior to execution of this Agreement, and therefore, this Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to or any presumption or other rule requiring construction against the party drawing or causing this Agreement to be drawn. Any action for injunctive relief or to otherwise enforce the provisions of Sections 5 and 6 above, may be arbitrated or brought in a court sitting in New York, New York having jurisdiction over the dispute at the Company’s discretion. Any Arbitrable Claim (as that term is defined in Appendix A) shall be resolved through final and binding arbitration, pursuant to the terms, conditions and procedures detailed in Appendix A hereto.
15.
Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by email transmission (if confirmation of the same can be established), nationwide overnight delivery service or by certified U.S. mail, addressed, in the case of Executive, to Executive’s residential address on file with the Company and, in the case of the Company, to the Company, at 1032 E. Brandon Blvd., #4201, Brandon, FL 33511, or to such other address as Executive or the Company may designate in writing to the other party.
16.
Representations.
(a)
Executive Representations. Executive represents that Executive is under no restrictions from any former employer that would prevent Executive from continuing work for the Company in the position described herein and performing all of the Services Executive was hired by the Company to perform other than as Executive has disclosed to the Company in writing. Executive further represents Executive has not and will not take from or bring to the Company any confidential information or proprietary information from any former employer, regardless of whether Executive is bound to a written confidentiality agreement.
(b)
Company Representations. Company represents that it will maintain directors’ and officers’ insurance during the Term of Executive’s employment and a reasonable period thereafter.
17.
Miscellaneous.
(a)
Entire Agreement / Merger. Executive and the Company acknowledge and agree that this Agreement constitutes the entire understanding between them relating to the employment of Executive by the Company, and supersedes all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.
(b)
Survival. Sections 4 through 16 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any termination of the Term and/or this Agreement.
(c)
Written Amendments. This Agreement may be amended only by a subsequent written agreement signed by Executive and the Company.

(d)
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their heirs, legatees, estates, successors, assigns and personal representatives. In no event may Executive assign any rights or duties under this Agreement to another person or entity.
(e)
No Waivers. No waiver by either party of or failure to assert any provision or condition of this Agreement or right to be exercised hereunder shall be deemed a waiver of such or similar or dissimilar provisions, conditions or rights.
(f)
Construction and Captions. No provision of this Agreement is to be interpreted for or against any party because that party’s legal representatives drafted it. Captions are inserted for convenience of reference only and shall have no bearing on the interpretation of the Agreement’s terms. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. All references to the Company in any section of this Agreement relating to RSU Awards shall also include Holdings, as appropriate.
(g)
Severability. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative, in whole or in part, for any reason, by any court of competent jurisdiction, government authority, arbitrator or otherwise, such holding, declaration or pronouncement shall not effect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.
(h)
Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.
(i)
Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the year and date written below.

iAnthus Capital Management, LLC,

by iAnthus Capital Holdings, Inc., as its sole member

By: /s/ Richard Proud

Name: Richard Proud

Title: Chief Executive Officer

Date: /s/ April 29, 2026

Executive

By: /s/ Jason Ware

Name: Jason Ware

Date: April 29, 2026

APPENDIX A - ARBITRATION AGREEMENT

In consideration of this Agreement and as a condition of Executive’s employment at the Company, Executive and the Company mutually agree to binding arbitration pursuant to the following terms:

18.
Arbitrable Claims. Any legal controversy arising out of the interpretation or application of the Agreement or relating to Executive’s employment at or termination from the Company or any other manner of Executive’s relationship with the Company (including disputes which do not relate to Executive’s employment at or termination there from), including, but not limited to, any claims, whether past, present, or prospective, arising under federal, state or local employment discrimination or labor statutes, such as Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Fair Labor Standards Act, Executive Retirement Income Security Act, the New York State Executive Law, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law; the Ohio Civil Rights Acts, the Ohio Equal Pay Law, common law (e.g., breach of contract, defamation, privacy and tort claims), individual claims under state private attorneys general laws ; and similar laws, rules and regulations (hereinafter “Arbitrable Claims”), shall be resolved by binding arbitration. Claims by the Company for injunctive relief involving Executive’s use of Confidential Information, trade secrets or breach of any of the restrictive covenants set forth in Sections 5 and 6 of the Agreement may either be arbitrated or brought in court at the Company’s option.

Except as provided in this Agreement, the Federal Arbitration Act (“FAA”) shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the FAA is inapplicable, the arbitration law of the state in which I work or last worked for the Company shall apply.

19.
Excluded Claims and Charges. It is acknowledged and agreed that the following claims are excluded from and shall not be considered Arbitrable Claims: (i) claims covered by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021 (9 U.S.C. § 401(a)); (ii) claims for workers' compensation or unemployment benefits; (iii) claims under employee welfare, pension, or stock option or equity plans or agreements; (iv) violations of the National Labor Relations Act; (v) petitions or charges that could be brought before the National Labor Relations Board (“NLRB”); (vi) charges filed with the Equal Employment Opportunity Commission (“EEOC”) or a similar government agency; (vii) claims which, after application of the FAA and FAA preemption principles, are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law, but only to the extent federal law prohibits enforcement of this Arbitration Agreement with respect to such claims (collectively “Excluded Claims”).
20.
Waiver of Multi-Plaintiff, Multi-Claimant, Class, Collective, and Representative Actions Waiver (“Class Waiver”). To the maximum extent permitted by the FAA, Arbitrable Claims must be brought and pursued on an individual basis only and there is no right or authority for any Arbitrable Claim to be brought, heard, or arbitrated as a multi-plaintiff, multi-claimant, class, collective, or representative action, or as a member in any purported multi-plaintiff, multi-claimant, class, collective, representative proceeding. No arbitrator or court has authority to consolidate Arbitrable Claims or to allow the Company or Executive to proceed on a multi-plaintiff, multi-claimant, class, collective, or representative basis. Should such a Arbitrable Claim be initiated on a multi-claimant, class, collective, or representative basis in arbitration, the arbitrator shall summarily reject it as beyond the scope of this Agreement. Excluded Claims are not subject to the Class Waiver.

Any disputes concerning the applicability or validity of the Class Waiver shall be decided by a court of competent jurisdiction, not by the arbitrator. In the event the Class Waiver or any portion of the Class Waiver is determined to be unenforceable with respect to any claim, (i) this Class Waiver shall not apply to that claim, and that claim may only be initiated in court (subject to applicable claims and defenses) as the exclusive forum; and (2) any portion of the Class Waiver that is enforceable shall be enforced in arbitration. Disputes subject to an enforceable Class Waiver must be initiated and adjudicated in arbitration on an individual basis (subject to applicable claims and defenses) as the exclusive forum.

21.
Persons and Entities Covered. This Agreement applies to any Arbitrable Claims by Executive against any employees, agents, independent contractors, officers, principals, attorneys, parents, subsidiaries, affiliated entities or successor entities of the Company.
22.
Tribunal, Forum and Rules of Procedure. All Arbitrable Claims shall be arbitrated in New York, New York before the Employment Dispute Tribunal of the American Arbitration Association (“AAA”). The rules of the AAA’s Employment Dispute Tribunal (i.e., the AAA’s National Rules for the Resolution of Employment Disputes) shall prevail in said proceeding, except to the extent supplemented by the rules set forth herein which shall take precedence.
23.
Time for Commencing Arbitration Proceeding. All Arbitrable Claims shall be commenced by the filing of a Demand for Arbitration in accordance with the rules of the AAA, within the time period required under the applicable statute of limitations. A copy of the demand for arbitration must be served upon the Company’s Board of Directors.
24.
Prehearing Conference/Discovery of Facts.
(a)
Each party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration. The Arbitrator shall have the authority to resolve discovery disputes, including, but not limited to, determining what constitutes adequate discovery. At least thirty (30) days before the arbitration hearing, the Parties or their representatives, if any, will appear at a pre-hearing conference, at which time each party will reveal to the other and exchange information concerning their respective claims, proposed defenses, fact and expert witnesses, exhibits and other documentary materials or evidence intended to be utilized at the hearing. In addition, where appropriate and directed by the arbitrator at the pre-hearing conference, the Parties will enter into a stipulation as to uncontested facts within fourteen (14) days prior to the arbitration hearing.
(b)
Additional discovery will be available on application to and obtaining an order from the arbitrator, pursuant to AAA rules.
25.
Authority of Arbitrator. Except as set forth in Section 3 (Class Waiver), the Parties agree that the arbitrator presiding over an Arbitrable Claim shall apply all relevant statutes and legal precedents there under and shall have the authority to award any equitable or monetary relief available under the applicable law(s) alleged to have been violated. The arbitrator shall additionally have the power and authority to entertain and rule upon motions to dismiss and/or for summary judgment pursuant to the rules, standards and case precedent prevailing under Federal Rules of Civil Procedure 12(b)(6) and 56, provided it is reasonably clear that the party opposing the motion has failed to state a legally actionable Arbitrable Claim, will have insufficient evidence to present at the arbitration hearing in support of the Arbitrable Claim or has failed to satisfy Executive’s burden of proof during the course of the hearing.

The Arbitrator shall render an award and written opinion in the form typically rendered in employment arbitrations, normally no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. The opinion shall include the factual and legal basis for the award. The parties agree that any arbitration decision or award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding and that arbitrators are barred from giving prior arbitration awards precedential effect.

26.
Fees and Costs. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if Executive is the party initiating the claim, Executive will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Executive is (or was last) employed by the Company.
27.
Representation by Counsel. Both Parties are free to be represented by counsel in connection with any Arbitrable Claim or at any arbitration hearing. All fees and costs of a party’s counsel and any expert witnesses shall be borne exclusively by that party, unless after the conclusion of the arbitration proceeding the arbitrator awards reasonable attorneys’ fees to a party as the “prevailing party,” on all or part of any claims, pursuant to a statute alleged to have been violated which provides for such relief, or pursuant to Sections 5(e) or 6(d) of the Agreement.
28.
Privacy of Proceedings and Results. Unless otherwise agreed by the Parties, the arbitration proceedings and the results thereof may not be reported to or discussed with any news agency or legal publisher or service, or any person or entity not directly involved in the dispute, except the Parties’ counsel and financial advisors, Executive’s immediate family, legal advisors and financial advisors, and where: (i) disclosure is relating to any investigation or action by Securities and Exchange Commission or (ii) where required by any other federal, state or local governmental agency, in which case, Executive shall provide prompt notice of such to the Company .
29.
Judicial Proceedings Related To Arbitration Award / Service Requirements. The Parties consent to the application of Federal Arbitration Statutes and to the jurisdiction of the New York courts, for judgment on an award and for all other purposes in connection with said arbitration and further consent that any notice, process or notice of motion or other application to either of said courts or judges thereof, or of any notice in connection with any arbitration hereunder, may be served by certified or registered mail, return receipt requested, or by personal service, or in such other manner as may be permitted under the rules of the AAA or of either of said courts. Judgment upon the award rendered may be entered by any court having jurisdiction. Any provisional remedy which, but for this Agreement, would be available at law, shall be available to the Parties hereto pending the final award of the arbitrator.
30.
Preclusive Effect And Bar To Other Proceedings. This arbitration provision precludes litigation or re-litigation in any federal, state or local court or any administrative agency or other forum by the Parties hereto any Arbitrable Claim that has been, is being, will be, or could or should have been arbitrated under this Agreement, provided that nothing herein shall be construed as prohibiting Executive from exercising Executive’s protected right to file a charge with the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or other federal, state or local governmental agency or to participate in such agency’s investigation of a charge, provided further that Executive is barred by this Agreement from receiving relief from or the right to recover or share in payments of any amounts of money for any reason (including, without limitation, back pay, front pay or other damages, penalties, costs, expenses and attorneys’ fees) in any proceeding, including those filed or pending in a court of law or before the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or other governmental agency, except for certain claims filed with the Securities and Exchange Commission, actions to compel arbitration or to enforce an Arbitrator’s award under this Agreement.
31.
Severability. Should any portion of this arbitration provision be declared or determined by a court to be illegal or invalid, the court shall have the power to modify the same so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby.
32.
Acknowledgment. Executive expressly acknowledges and agrees that Executive has carefully read this arbitration provision; that Executive understands the terms, conditions and significance of this commitment; that Executive has had ample time to consider this provision and to review it with counsel; and that by executing this Agreement, Executive has agreed to this arbitration provision voluntarily and knowingly.